Exhibit 99.1

Sensei Biotherapeutics Appoints William Ringo, MBA, as Chair of Board of Directors

- Brings decades of both board and management life sciences experience

BOSTON, MA – March 9, 2022 – Sensei Biotherapeutics, Inc. (NASDAQ: SNSE), an immunotherapy company focused on the discovery and development of next-generation therapeutics for cancer, today announced the appointment of William (Bill) Ringo, MBA, as chair of its Board of Directors.

“Bill is an accomplished life sciences leader who has been instrumental to the success of multiple pharmaceutical companies and biotechs. His experience and insights will be invaluable to us as we advance our business objectives and pipeline of potentially transformative oncology therapeutics,” said John Celebi, president and chief executive officer of Sensei Biotherapeutics. “We’re delighted to have his leadership as board chair during this important time in Sensei’s history.”

Mr. Ringo has over 40 years of experience in the pharmaceutical and biotechnology sectors. He was previously senior vice president of strategy and business development for Pfizer and served on its executive committee before his retirement in 2010. He spent nearly 30 years at Eli Lilly and Company, holding multiple executive roles, including product group president for oncology and critical care, president of internal medicine products, president of the infectious disease business unit and vice president of sales and marketing for U.S. pharmaceuticals. He also served as president and chief executive officer of Abgenix, a biotechnology company later acquired by Amgen, and held advisor roles at both Barclays Capital and Sofinnova Ventures. Mr. Ringo currently chairs the Board of Directors of Assembly Biosciences, Inc., and has previously served on the boards of Dermira, Five Prime Therapeutics, Immune Design, Mirati Technologies, Onyx Pharmaceuticals and Sangamo Biosciences. Mr. Ringo earned a bachelor’s degree in business administration and later an MBA, both from the University of Dayton.

“Sensei has established a world-class team and culture, supporting two highly innovative platforms that offer compelling future directions for immuno-oncology. I look forward to working with the company as it advances its goal to develop novel cancer treatments that transform the lives of patients,” said Mr. Ringo.

About Sensei Biotherapeutics

Sensei Biotherapeutics is a biopharmaceutical company engaged in discovery, development and delivery of next generation immunotherapies with an initial focus on treatments for cancer. Sensei has developed two unique approaches – its TMAb™ (Tumor Microenvironment Activated biologics) platform, comprising unique human monoclonal antibodies and alpaca derived nanobodies that are selectively active in the tumor microenvironment, and its ImmunoPhage™ platform that leverages bacteriophage to drive the generation of tumor antigen-specific immune responses. Using its TMAb platform, the company has developed SNS-101, an antibody-based therapeutic targeting an immune checkpoint gene that inhibits anti-tumor immune responses called V-domain Ig suppressor of T cell activation (VISTA). Using the ImmunoPhage platform, Sensei is developing a library of ImmunoPhage, called Phortress™, with multiple tumor-associated antigens to create a personalized, yet off-the-shelf cocktail approach for treating cancer patients. The platform is designed to enable efficient, scalable and cost-effective manufacturing to support all of Sensei’s clinical programs. SNS-401-NG is an ImmunoPhage cocktail in preclinical development for the treatment of Merkel Cell Carcinoma. For more information, please visit www.senseibio.com, and follow the company on Twitter @SenseiBio and LinkedIn.

Investor Contact:

Erin Colgan

Chief Financial Officer

Sensei Biotherapeutics

ecolgan@sensebio.com

Media Contact:

Chris Railey

Ten Bridge Communications

chris@tenbridgecommunications.com